EXHIBIT 99.7

Digital Fusion Reports Second Quarter Results

    HUNTSVILLE, Ala.--(BUSINESS WIRE)--Aug. 13, 2004--Digital Fusion, Inc. (OTCBB:DIGF), a business and information technology (IT) services provider, today announced financial results for the second quarter ended June 30, 2004.

    Financial Comparisons

    For the quarter ended June 30, 2004, revenues were $1.6 million versus $1.6 million for the same quarter in the previous year. Net loss for the quarter ended June 30, 2004 was $233,000 compared to a net loss of $164,000 for the same quarter in the previous year.
    For the six months ended June 30, 2004, revenues were $3.1 million versus $3.2 million for the six-month period the previous year. Net loss for the six months ended June 30, 2004 was $323,000 compared to net loss for the six-month period the previous year of $530,000.

    Business Discussion

    Consulting revenues were down approximately $100,000 in the second quarter of 2004 compared to the first quarter primarily due to planned reductions in spending by the company's historically largest customer. Revenue from that customer for the quarter ended June 30, 2004 was $189,000 verses $461,000 for the same quarter the previous year. Consulting operating margins decreased to 17.8% in second quarter 2004 compared to 26.4% in the first quarter because of reduced consultant utilization.
    Revenue from product sales through the company's General Services Administration (GSA) schedule for the quarter ended June 30, 2004 increased $266,000 to $471,000 compared to the first quarter of 2004. The company expects to increase product revenue through its GSA schedule and commercially in fiscal year 2004. The company sells help desk management software to Information Technology buyers and follows up these sales by introducing the new clients to its consulting services offerings.

    Debt Restructuring

    During the quarter ended June 30, 2004, Digital Fusion fully redeemed approximately $560,000 of secured convertible debt and entered into a secured revolving line of credit with First Commercial Bank in Huntsville, Alabama, an affiliate of Synovus Financial Corp. (NYSE:SNV). The First Commercial Bank line of credit has an interest rate of prime plus one percent and is secured by Digital Fusion's receivables and certain guarantees. The redeemed secured convertible debt had an interest rate of ten percent and certain conversion rights on registered Digital Fusion common stock at an average price substantially below the current trading range.

    Management Comments

    "Our dependence on what had historically been our largest customer is gone," said Roy Crippen, chief executive officer. "We have successfully transitioned our focus and expertise to high-end application consulting for both the commercial and government markets. We expect the results of our ongoing strategic realignment to yield improved revenue and earnings during the fourth quarter of this year."
    "The strategic plans we put into place the past few months have begun to produce opportunities for top line growth," said Gary Ryan, president. "Our major initiative for the fourth quarter of this year is to broaden our high-end service offerings to include engineering services that support federal programs."

    About Digital Fusion

    Digital Fusion is a business and information technology consulting company helping its customers make the most of technology to access business information, enhance the performance of their human resources and meet their business needs.
    Digital Fusion provides a range of services in business process and application strategy and development, including Application Development and Data Management, Systems Integration and IT Support. Based in the eastern U.S., Digital Fusion has offices in Washington D.C., Philadelphia, Orlando, Huntsville, and New Jersey. For additional information about Digital Fusion visit http://www.digitalfusion.com.
    Forward-Looking Statements; All statements other than statements of historical fact included in this release are forward-looking statements. When used in this release, words such as "anticipate," "believe," "estimate," "expect," "intend" and similar expressions, as they relate to the Company or its management, as well as assumptions made by and information currently available to the Company's management, identify forward-looking statements. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors including, but not limited to: the effect of business and economic conditions; the impact of competitive products and pricing; and capacity and supply constraints or difficulties. Such statements reflect the current views of the Company with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the Company.



                         DIGITAL FUSION, INC.
                 Condensed Consolidated Balance Sheets
                   (in thousands, except share data)

                                               June 30,   December 31,
                                                  2004        2003
                    ASSETS                      unaudited
                                               ---------- ------------
Current assets:
   Cash and cash equivalents                  $      444 $        419
   Accounts receivable (net of allowance for
    doubtful accounts of $90 in 2004 and 2003)     1,026          737
   Other current assets                               83           39
                                               ---------- ------------
     Total current assets                          1,553        1,195
Property and equipment, net                           20           29
Intangible assets, net                             3,347        3,347
Other assets                                          13           13
                                               ---------- ------------
     Total assets                             $    4,933 $      4,584
                                               ========== ============

      LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable and accrued expenses      $      834 $        658
   Current maturities of long-term debt              875           46
   Deferred revenue                                   21           21
                                               ---------- ------------
     Total current liabilities                     1,730          725
Interest payable - long term                          62           39
Long-term debt, less current maturities              389        1,269
Pension obligation                                   295          295
                                               ---------- ------------
     Total liabilities                             2,476        2,328
                                               ---------- ------------
Stockholders' equity:
   Common stock, $.01 par value, authorized
    16,000,000 shares, 7,984,904 issued and
    outstanding                                       80           72
   Additional paid in capital                     40,434       39,919
   Accumulated deficit                           (38,057)     (37,735)
                                               ---------- ------------
     Total stockholders' equity                    2,457        2,256

                                               ---------- ------------
     Total liabilities and stockholders'
      equity                                  $    4,933 $      4,584
                                               ========== ============



                         DIGITAL FUSION, INC.
            Condensed Consolidated Statements of Operations
       For the three and six months ended June 30, 2004 and 2003
          (unaudited, in thousands, except per share amounts)

                                       Three months       Six months
                                      ended June 30,    ended June 30,
                                       --------------  ---------------
                                       2004    2003    2004     2003
                                       ------  ------  ------  -------

Revenues:
  Consulting                          $1,165  $1,576  $2,446  $ 3,188
  Product                                471      58     676       58
                                       ------  ------  ------  -------
     Total revenue                     1,636   1,634   3,122    3,246
                                       ------  ------  ------  -------
Cost of services and goods sold:
  Consulting                             959   1,151   1,902    2,485
  Product                                444      55     633       55
                                       ------  ------  ------  -------
     Total cost of services and goods
      sold                             1,403   1,206   2,535    2,540
                                       ------  ------  ------  -------
     Gross profit                        233     428     587      706
                                       ------  ------  ------  -------
Operating expenses:
  Selling                                 93      72     190      181
  General & Administrative               334     467     647      950
                                       ------  ------  ------  -------
     Total operating expenses            427     539     837    1,131
                                       ------  ------  ------  -------
     Operating income (loss)            (194)   (111)   (236)    (425)
Interest expense, net                     39      53      73      105
                                       ------  ------  ------  -------
     Income (loss) before income taxes  (233)   (164)   (323)    (530)
Income tax benefit                         -       -       -        -
                                       ------  ------  ------  -------
     Net income (loss)                $ (233) $ (164) $ (323) $  (530)
                                       ======  ======  ======  =======

Basic earnings (loss) per share       $(0.03) $(0.02) $(0.04) $ (0.07)
                                       ======  ======  ======  =======
Basic weighted average common shares
 outstanding                           7,985   7,168   7,985    7,168
                                       ======  ======  ======  =======

Diluted earnings (loss) per share     $(0.03) $(0.02) $(0.04) $ (0.07)
                                       ======  ======  ======  =======
Diluted weighted average common shares
 outstanding                           7,985   7,168   7,985    7,168
                                       ======  ======  ======  =======


    CONTACT: Digital Fusion, Inc., Huntsville
             Roy E. Crippen, 256-837-2620
             rcrippen@digitalfusion.com